Please note that U.S. Customs & Border Protection (CBP), a bureau of the Department of Homeland Security, maintains a trademark recordation system for marks registered at the United States Patent and Trademark Office. Parties who register their marks on the Principal Register may record these marks with CBP, to assist CPB in its efforts to prevent the importation of goods that infringe registered marks. The recordation database includes information regarding all recorded marks, including images of these marks. CBP officers monitor imports to prevent the importation of goods bearing infringing marks, and can access the recordation database at each of the 317 ports of entry.

CBP's **Intellectual Property Rights e-Recordation (IPRR)** system, located at **https://apps.cbp.gov/e-recordations/**, allows right holders to electronically file IPR recordation applications, thus significantly reducing the amount of time normally required to process paper applications. Some additional benefits of the system include:

- Elimination of paper applications and supporting documents.
- Copies of the certificate issued by the registering agency (U.S. Patent and Trademark Office or the Copyright Office) are retained by the right holder, not submitted to CBP.
- Payment by credit card (preferred), check or money order.
- Ability to upload images of the protected work or trademark, thus obviating the need to send samples to CBP.
- Reduced time from filing of the application to enforcement by field personnel.

Information about how to obtain a recordation, and about CBP's Intellectual Property Rights border enforcement program, is available at CBP's web site, **www.cbp.gov**.